FOR IMMEDIATE RELEASE

STANLEY WORKS ANNOUNCES SALE OF CST/BERGER FOR $205 MILLION AND ACQUISITION OF SONITROL CORPORATION FOR $275 MILLION

Also Plans To Prune Several Small, Non-strategic Product Lines During The Remainder Of 2008

New Britain, CT, June 11, 2008: The Stanley Works (NYSE: SWK) today announced that it has entered into an agreement to sell its CST/berger laser leveling and measuring business, based in West Lafayette, IN, to Robert Bosch Tool Corporation for $205 million. This operation had 2007 revenues of $80 million (excluding certain European sales of approximately $10 million), primarily in North American construction-related markets. The transaction, which has been approved by the Boards of Directors of Stanley and Bosch, is subject to regulatory approvals and other customary conditions, and is expected to close during the next several months at which time the company expects to realize a pre-tax book gain totaling $138 million. Net after-tax cash proceeds from the sale are expected to approximate $155 million.

In a separate transaction, the company also announced that it has entered into an agreement to purchase 100% of the shares of Sonitrol Corporation from an ownership group comprised of Carlyle Venture Partners, Wachovia Capital Partners and Spire Capital Partners as well as selected members of Sonitrol management for $275 million cash (approximately 10x EBITDA). Sonitrol, headquartered in Berwyn, PA, provides security monitoring services, access control and fire detection systems to commercial customers in North America via two monitoring centers and a national multi-channel distribution network. Sonitrol, the 8th largest electronic security company in the U.S., brings a strong brand, unparalleled capabilities in audio-verified monitoring and a substantial national account base to Stanley’s Convergent Security Solutions platform. Sonitrol, with revenue totaling approximately $110 million will report into Stanley’s Convergent Security Solutions business which had 2007 revenues approaching $600 million. The Boards of Directors of Stanley and Sonitrol have approved the transaction, which is subject to regulatory approvals and other customary conditions. The acquisition is expected to close during the third quarter of 2008.

John F. Lundgren, Chairman and Chief Executive Officer, commented: “These two transactions are important steps toward advancing our growth strategy and repositioning the company to be less dependent on construction and DIY markets. We continue to be strongly committed to shifting the company’s portfolio into higher-growth, higher-return areas such as electronic security. The addition of Sonitrol, with its iconic brand and strong franchisee and direct sales network, expands the scale of our existing North American monitoring operation, increases our recurring revenue and adds breadth and depth to our electronic security product offering.”

Exit of Several Small, Non-Strategic Product Lines

In addition to the two transactions announced today, the company is developing plans to exit several small, non-strategic product lines during the remainder of the year with associated revenues of approximately $60 million. Assuming that these exits are accomplished through discontinuation or sale at various times throughout the year, their results will be reclassified to discontinued operations for the current and all prior periods in accordance with generally accepted accounting principles as events transpire. Details of these exits will be communicated as necessary after plans are finalized and/or transactions occur.

Financial Impact Of Announced Transactions And Portfolio Pruning Plans

The estimated effect of these transactions on the company’s revenues and its previously communicated 2008 diluted earnings per share from continuing operations guidance is summarized below:

Item	Annual Revenue	EPS
Sale of CST/Berger	down $80 million	’08 and annualized: down $0.11
Purchase of Sonitrol	up $110 million (1)	’08: down $0.02, ’09: up $0.04 then up by approximately $0.05 each year thereafter
Other portfolio actions	down $60 million	’08 and annualized: nominally accretive (2)

(1) 2008 impact of approximately $55 million.

(2) In addition, the company expects to record pre-tax restructuring and related asset impairment and severance charges ranging from $10 million — $20 million relating to these actions which will be reclassified to discontinued operations by the end of 2008.

John F. Lundgren, Chairman and Chief Executive Officer, continued: “The portfolio transformation which we embarked upon several years ago is a key element of our overall strategy and includes both acquisitions and the occasional disposition of businesses or product lines that are inconsistent with our intended direction. As the portfolio reshaping has progressed, the company has become stronger and more capable of delivering sustainable earnings and cash flow growth. Today’s announcement reinforces our firm conviction to continue with this strategy. Challenging economic periods like these often present opportunities. Our acquisition pipeline is robust and our ability to create value by allocating capital to acquisitive growth and/or share repurchase is strong. We continue to operate the company within the boundaries of our upper-tier credit ratings, a strategy which has served us well over the years and will continue to do so. “

Additional Information About Sonitrol

Sonitrol, a market leading independent U.S. commercial security company, had 2007 revenues of approximately $110 million. Sonitrol is well positioned for growth given its integrated suite of security solutions, its established brand and respected reputation and its national multi-channel distribution network. Sonitrol, an industry leader in apprehension rates, maintains one of the lowest false dispatch rates in the market, and is a leader in verified audio monitoring services.

Recurring monthly revenues (“RMR”) from commercial monitoring activities represents an important element of Sonitrol’s annual revenues; additional revenues are generated from security system and equipment installation, repair services, proprietary equipment sales and royalty fees generated from Sonitrol’s franchisees. A one-time installation fee (including the cost of equipment) is billed at the commencement of customer security contracts. Additionally, monthly monitoring fees are charged over the life of contracts, for which a typical initial length is five years, and service fees are generated from repairs that are not covered by warranty. Additional information on Sonitrol can be found at www.sonitrol.com.

Additional Information About The Stanley Works

The Stanley Works, an S&P 500 company with 2007 revenues of $4.5 billion, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and access security solutions for commercial applications. For over 165 years, the Stanley® brand has been synonymous with quality, reliable products. Its well-known tool and storage brands include Stanley® as well as FatMax®, Facom®, Bostitch®, Jensen®, Mac®, Proto®, La Bounty®, Vidmar®, and InnerSpace®. Security Solutions brands include Stanley®, Best®, National®, HSM®, Blick® and Frisco Bay®. The company employs approximately 20,000 associates. Additional information about The Stanley Works can be found at www.stanleyworks.com.

Contact: Greg Waybright – Interim VP, Investor Relations

(860) 827-3544

gwaybright@stanleyworks.com

The Stanley Works corporate press releases are available in the Investor Relations section of the company’s Internet web site at www.stanleyworks.com.

CAUTIONARY STATEMENT

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) close the sale of CST/berger during the next several months and realize after-tax cash proceeds of approximately $155 million; (ii) close the acquisition of Sonitrol during the third quarter of 2008; (iii) increase the Company’s annual revenue by $110 million as a result of the Sonitrol transaction (approximately $55 million in 2008); (iv) limit the impact of the Sonitrol acquisition on the Company’s earnings to a decline of $.02 per diluted share in 2008; (v) generate earnings per diluted share attributable to the Sonitrol acquisition of $.04 in 2009 and further increase such earnings by approximately $.05 per year thereafter; (vi) limit the impact of plans to exit several small, non-strategic product lines during 2008 to a reduction in 2008 revenue from continuing operations of $60 million; (vii) generate nominally accretive earnings per diluted share from continuing operations in 2008 and on an annualized basis thereafter from the exit of several product lines in 2008; and (viii) limit pre-tax restructuring and related asset impairment and severance charges associated with the product line exits to $10 — $20 million are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the receipt of required regulatory approvals and satisfaction of other conditions to closing for both the Sonitrol and CST/berger transactions within anticipated time frames; (ii) the ultimate allocation of the purchase price for the CST/berger business among The Stanley Works and certain of its European subsidiaries; (iii) the Company’s ability to successfully integrate the Sonitrol acquisition while limiting associated costs; (iv) the success of the Company’s effort to build a growth platform and market leadership in Convergent Security Solutions; (v) the Company’s success at identifying and developing new markets for Convergent Security Solutions products, including Sonitrol products; (vi) the success of the Company’s efforts to generate sales growth in existing markets for Convergent Security Solutions products, including Sonitrol products; (vii) the continued acceptance of technologies used in the Company’s Convergent Security Solutions products, including Sonitrol products; (viii) the Company’s ability to gain acceptance of certain new Sonitrol products; (ix) the Company’s ability to successfully manage existing Sonitrol franchisee relationships; (x) the Company’s ability to sell or, if appropriate, discontinue the product lines referenced above during 2008; (xi) the Company’s ability to minimize costs associated with any sale or discontinuance of a product line, including any severance, restructuring, legal or other costs; (xii) the proceeds realized with respect to any product line disposals; (xiii) the extent of any asset impairment with respect to the product lines mentioned; (xiv) the Company’s ability to obtain favorable settlement of routine tax audits; (xv) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xvi) the continued ability of the Company to access credit markets under satisfactory terms; (xvii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; (xviii) the ability of the Company’s employees to adapt to changes made within the organization and to meet or exceed expectations; (xix) the ability to continue successfully managing and defending claims and litigation; (xx) the absence or mitigation of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition; and (xxi) the Company’s ability to continue improvements in working capital, including inventory reductions and payment terms.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, increasing competition, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program, the strength of the U.S. economy and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.